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Memory Pharmaceuticals Initiates Phase 2a Trial for MEM 1414 in Asthma
- Study to Evaluate Proof-of-Concept for Company’s Lead PDE4 Inhibitor -

MONTVALE, N.J., December 18, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has enrolled its first patient in its double-blind, randomized, placebo-controlled Phase 2a trial of MEM 1414 in asthma. MEM 1414, the Company’s lead molecule in its PDE4 inhibitor program, has demonstrated positive effects in preclinical models of inflammation and a favorable safety profile in multiple human clinical studies.

“MEM 1414 represents an ideal drug candidate for the potential treatment of respiratory indications such as asthma and chronic obstructive pulmonary disease, particularly given its safety profile,” stated Brian O’Connor, M.D. of the Heart Lung Centre in London. “There is a strong rationale for the use of PDE4 inhibitors in respiratory indications, but the emesis traditionally associated with this drug class has limited their development. The data suggests that MEM 1414 may be able to produce a robust anti-inflammatory effect without emesis or nausea, and I look forward to evaluating its potential in a clinical setting.”

In this study, the efficacy of multiple doses of 600 mg of MEM 1414 on the allergen-induced asthmatic response in steroid free subjects with mild allergic asthma will be evaluated in comparison to placebo. The Phase 2a trial will enroll approximately 16 subjects, who will be randomized to receive either 600 mg of MEM 1414 or placebo each day for seven days in a crossover design. Each subject will participate in two one-week treatment phases, with a wash-out period of 2 to 10 weeks between each treatment phase. An important objective of the trial is to assess the efficacy of MEM 1414 on the late asthmatic reaction (LAR) following an inhaled allergen challenge, as measured by changes in Forced Expiratory Volume in 1 Second. Additionally, effects of MEM 1414 on cytokine biomarkers of efficacy associated with the LAR, as well as effects on the early asthmatic reaction following allergen challenge, will be assessed, together with the safety and tolerability of the compound in this patient population.

“Our data for MEM 1414 overwhelmingly supports development in a respiratory indication like asthma,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “This trial represents a significant milestone in the development of MEM 1414 and provides the opportunity to establish proof-of-concept in this important test of anti-inflammatory efficacy.”

About MEM 1414

MEM 1414 is the lead compound in Memory Pharmaceuticals’ PDE4 inhibitor program. PDE4 inhibitors are designed to inhibit the activity of PDE4, an enzyme which breaks down cAMP, and these compounds may have therapeutic utility in multiple indications, including Alzheimer’s disease, schizophrenia, respiratory disease and drug abuse. MEM 1414 has demonstrated efficacy in a broad range of preclinical cognition and anti-inflammatory models. In addition, multiple Phase 1 studies have demonstrated a favorable safety profile for the compound overall and particularly with respect to nausea and vomiting, which has limited the development of other PDE4 compounds.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is primarily focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. The Company is also exploring the potential of its pipeline to address additional indications, such as respiratory diseases or obesity. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: the possibility that the Company’s acquisition by Roche will not be completed, obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Capital Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.